EXHIBIT 99.1

ELITE PHARMACEUTICALS ANNOUNCES EXCLUSIVE OPTION TO LICENSE ITS TECHNOLOGY GRANTED TO PURDUE PHARMA HAS LAPSED

2004-08-04 08:48 ET - News Release

NORTHVALE, N.J., Aug. 4 /PRNewswire-FirstCall/ -- Elite Pharmaceuticals, Inc. today announced that the exclusive right to negotiate a license from Elite's wholly owned subsidiary, Elite Laboratories, Inc., for Elite's proprietary abuse resistance technology for oxycodone, previously granted to Purdue Pharma L.P., has lapsed. With the inaction of Purdue with respect to this option, the exclusivity granted to Purdue has terminated and Elite intends to recommence negotiations to license its proprietary abuse resistance technology to other companies.

Mr. Bernard Berk, Elite's Chief Executive Officer and President, said, "Elite placed other interested parties on hold during Purdue's exclusive negotiation period and we are excited to resume negotiations with those parties interested in obtaining access to Elite's abuse resistance technology. In keeping with our pain management strategy, we are committed to continue to develop narcotic analgesic products that are more effective than conventional therapies and utilize our proprietary abuse resistance technology."

Elite's proprietary abuse resistance technology is designed to discourage and reduce abuse of opioid analgesic medications by making the products more difficult to abuse when crushed, damaged or otherwise manipulated. No assurance can be given that a license to the Elite technology will result from future negotiations.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally using its proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six drug products under development in the therapeutic areas that include cardiovascular, pain management, allergy and infection. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Elite Pharmaceuticals, Inc.

CONTACT: Dianne Will of Elite Pharmaceuticals, Inc., +1-518-398-6222, dwill@willstar.net

Web site: Http://www.elitepharma.com/